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                        Communications and Entertainment Corp.
                                1875 Century Park East
                                      Suite 2130
                               Los Angeles, Cal. 90067


                                               September 6, 1996


Mr. David Somerstein
68-15 Main Street
Flushing, New York 11367

Dear David:

    This letter will serve to set forth the mutual understanding and agreement of Communications and Entertainment Corp. (the "Company") and Mr. David Somerstein, or his designees ("Investor"), to execute and deliver a stock purchase agreement (the " Definitive Agreement") for the purchase by Investor of an equity interest in the Company.


    The Definitive Agreement will contain the following terms and provisions, among others:

    1. Investor will purchase 1,000,000 shares of the Company's common stock for a purchase price of $.75 per share (the "Shares"). The Shares will be issued and sold in a private placement under Rule 506 of Regulation D under the Securities Act of 1933, as amended.

    2. In consideration of the purchase of the Shares, the Company will issue to Investor at the closing the following warrants to purchase additional shares of the Company's common stock:


    a) A three-year "A" Warrant to purchase 1,000,000 shares of the Company's common stock at a purchase price of $.75 per share; and

    b) A three-year "B" Warrant to purchase 1,000,000 shares of the Company's common stock at a purchase price of $1.00 per share.


    3. Both the "A" and "B" Warrants will contain the usual anti-dilution terms and will be exercisable at any time during the term, commencing three months and five months, respectively, from the date of issuance. The Company will have the right to call the "A" Warrants at a price of $.01 per Warrant at any time after 12 months from the date of issuance on 30 days notice to Investor, provided that the average closing bid price of the Company's common stock for the 10-day trading period immediately preceding the giving of notice is not less than 50% greater than the exercise price of the
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"A" Warrants (i.e., $1.125). The Company will have the right to call the "B"
Warrants at a price of $.01 per Warrant at any time after 6 months from the date the "A" Warrants are called on 30 days notice to Investor, provided that the average closing bid price of the Company's common stock for the 10-day trading period immediately preceding the giving of notice is not less than 50% greater than the exercise price of the "B" Warrants (i.e., $1.50).


    4. The Definitive Agreement will contain such warranties, representations and other terms and provisions as are normally attendant to a purchase and sale transaction of this type.

    5. The closing of the Definitive Agreement will be subject to the following conditions (the "Conditions"):

    a) The filing by the Company, and the effectiveness of, a Registration Statement on Form S-1, or any other appropriate form available to the Company, under the Securities Act of 1933, as amended, covering the initial 1,000,000 Shares purchased by Investor and the 2,000,000 shares underlying the Warrants (the "Underlying Shares"); and

    b) The approval by the shareholders of the Company of an amendment to the Company's Certificate of Incorporation authorizing an increase in the number of authorized shares of the Company's Common Stock to the extent necessary to accommodate the number of Shares and Underlying Shares which may be issued to Investor pursuant to the Definitive Agreement and the Warrants.


    6. Investor agrees to bear the first $50,000 of registration costs for the Shares and the Underlying Shares, including attorneys' fees, accounting fees, filing fees, and printing, transfer agent and related costs and fees. The Company will bear the cost of all registration costs in excess of the first $50,000 of such costs. Notwithstanding the foregoing, if either one of the closing Conditions set forth in Paragraph 5 above is not satisfied by the Company, then the Company shall reimburse Investor for all registration costs advanced by Investor hereunder. Upon the execution and delivery of this letter, Investor agrees to advance $25,000 to counsel for the Company to initiate the registration process (the "Advance"). Subject to the $50,000 limitation noted above, Investor will advance an additional $25,000 to counsel upon filing of the registration statement, which filing is anticipated to be approximately 60 days after the execution of this agreement. Counsel to the Company has agreed that its total legal fees in connection with the registration will not exceed $75,000.

    7. Following the closing, the Company will consult with Investor regarding the selection of a mutually agreeable public relations firm to represent the Company.
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    8. Investor will have the right to participate in all meetings of the Board of Directors on a non-voting basis, provided, however, if Investor requests to be a member of the Board of Directors, the Company will use its best efforts to either appoint Investor to the Board of Directors or nominate Investor for election to the Board together with management's slate of Directors.


    Please indicate your approval of the foregoing by countersigning a copy of this letter in the space provided below and returning same to the Company (at 421 West 54th Street, New York, New York 10019, attn: Ira N. Smith), together with a check in the amount of $25,000, payable to Company counsel, Howard J. Kerker, P.C., representing the Advance.


                         Very truly yours,
                         Communications and Entertainment Corp.


                      By: Ira N. Smith, President





Accepted and Agreed:


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David Somerstein